Value Consulting Enters Into the Oil Industry

July 27, 2006 - Howell, MI - Value Consulting (OTCBB: VCSL) announces it has created a new subsidiary called Smarts Oil & Gas. Smarts Oil & Gas is the first of two subsidiaries that Value is planning on creating immediately.

Smarts Oil and Gas’ initial focus will be acquiring mineral rights leases, with proven reserves in the ground, in the state Louisiana. This will not be an exploration company (therefore eliminating some of those inherent risks), but instead we will be extracting oil from the ground that is proven and certified by the State of Louisiana.

Don Quarterman, CEO of Smarts Oil and Gas, states “We feel that this is an excellent time to get in an extremely hot industry. We have put a team and network in place that will allow us to immediately take advantage of the recent record high prices in oil. With the contacts we have developed, the proven oil reserves we have access to, and the record high prices in oil, this company is perfectly set up for a very profitable future. Our goal is always going to be shareholders first, which makes profitability is our primary focus.”

We will be updating our website at www.valueconsultingcorp.com in the very near future with all of our oil developments. There will also be links to the State of Louisiana’s website, which gives in-depth details about the production and history of each well we operate.

ABOUT VALUE CONSULTING

Value Consulting offers a variety of strategic business consulting services to public and private companies. In addition, the Company also plans to develop and grow subsidiaries with intentions of later spinning them off into their own fully reporting publicly traded vehicles. Our main service is to provide financial and business consulting services to our clients. The services we offer include due diligence, mergers and acquisition consulting, strategic business planning, and Public Relations. The Company plans to provide strategic consulting services and business plan development for start-up companies and the Company has the expertise to work with clients through the entire public offering process. For additional information on Value Consulting visit our website www.valueconsultingcorp.com.

This press release may contain forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets.

Contact:
Don Quarterman
770-900-4856
ir@valueconsultingcorp.com